Exhibit 99.1

Press Release	6714 Pointe Inverness Way, Suite 200
May 20, 2004	Fort Wayne, IN 46804-7932
260.459.3553 Phone
260.969.3590 Fax
www.steeldynamics.com

Steel Dynamics Updates 2004 Outlook

FORT WAYNE, INDIANA – Steel Dynamics, Inc. (NASDAQ: STLD) today increased its earnings estimate for the second quarter of 2004 and says it expects continued strength in its business for the remainder of the year.

In prepared remarks at its annual shareholders meeting, Keith Busse, President and CEO, stated that 2004’s second quarter estimated results will likely exceed previous expectations due principally to better resource costs and selling values. In addition, the start-up of the Pittsboro facility has proceeded smoother than anticipated. The company now expects that second quarter earnings could exceed $1.00 per diluted share. It is obviously too early to know exactly what steel market conditions will be in the second half, but the current expectation, or best estimate, is that net earnings of at least $4.00 per diluted share could be achieved for the year, more than doubling the previous best year achievement.

Busse further commented that SDI’s improving outlook results from continued strength in the steel market, as well as the company’s increased shipping volume due to the rapid start-up of its new manufacturing facilities. Steel Dynamics expects to ship 3.6 million tons of steel in 2004, an increase of nearly 30 percent over 2003.

Forward Looking Statements

This press release contains some predictive statements about future events, including statements related to conditions in the steel marketplace, Steel Dynamics’ revenue growth, costs of raw materials, future profitability, the timing of construction and operation of new or existing facilities, and the extent and timing of introduction and customer acceptance of new products. These statements are intended to be made as “forward-looking,” subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Such predictive statements are not guarantees of future performance, and actual results could differ materially from our current expectations.

We refer you to SDI’s detailed explanation of the many factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K and in other reports which we from time to time file with the Securities and Exchange Commission, available publicly on the SEC Web site, www.sec.gov, and on the Steel Dynamics Web site, www.steeldynamics.com.

Contact:	Fred Warner, Investor Relations Manager
(260) 969-3564 or fax (260) 969-3590
f.warner@steeldynamics.com